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                                                                    EXHIBIT 99.1


                            CONFERENCE CALL SCRIPT
                               Fourth Quarter 2003
                     Friday, March 26, 2004, 11:00 a.m. EST

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     1. WELCOME (JJO'C)

     Thank you, Akira, and good morning, everybody. Welcome to the Seabulk International fourth quarter earnings conference call. With me today are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, Vice President of Finance and Controller.

     Our format is as follows: Gerhard will give a brief overview of operating results in the quarter and year ended December 31, which are detailed for you in the press release we issued this morning. He will then take a longer view and look at our major accomplishments in 2003 and our goals for 2004. Vince will then review the numbers and key financial statistics for the quarter and the year just ended, and then we will take your questions. By the way, we will be filing our Form 10-K for 2003 next Tuesday, March 30. We will also be filing today's proceedings as an 8-K on Monday.

     But first I must make the usual caveat about forward-looking statements, which we may make in the course of today's call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

     I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.



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     2. STRATEGIC AND OPERATIONAL OVERVIEW (GEK)

     Thank you, Jack, and welcome, everybody. I want to start out by reviewing our results for the fourth quarter of 2003. As reported, we had a net loss of $7.3 million or $0.32 per share for the quarter ended December 31. Operating results in the quarter were affected by a number of unfavorable factors, the most important of which was the unexpected worsening of conditions in the Gulf of Mexico, where the working rig count at year-end 2003 was lower than when the year began and currently stands at about 109. This affected both the utilization and average day rates for our vessels in that region compared to the previous quarter.

     Compounding the situation were higher insurance reserves and the write-off of two geophysical vessels. In response, we closed our Lafayette office to consolidate our Gulf of Mexico operations in Amelia, while implementing other cost-saving measures to achieve improved results. We are also continuing the process of selling off our smaller crewboats, those smaller than 135 feet. Recently, we have refocused on opportunities in Mexico and elsewhere. In fact, last month I visited with the Pemex people in Mexico City, and we are enthusiastic and encouraged about what is going on there and the opportunities for companies like ours.

     Our other two businesses, Seabulk Tankers and Seabulk Towing, which together account for about half our revenue, both had a profit for the quarter and performed in line with expectations.

     For all of 2003, we had a net loss of $5.0 million or $0.21 per share versus a loss of $38.9 million or $2.72 per share in 2002. If you strip out charges related to the early retirement of debt in both years, the loss in 2003 was $3.3 million or $0.14 per diluted share versus a loss of $11.0 million or $0.77 per diluted share in 2002.




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     Turning to the individual lines of business, our biggest business, Seabulk
Offshore, with a fleet of 117 offshore energy support vessels, had an operating loss of $4.3 million for the fourth quarter compared with an operating loss of $2.0 million in the year-earlier period. Revenue in both periods was essentially the same at approximately $41.0 million. For the year as a whole, Seabulk Offshore reported operating income of $1.0 million on revenue of $160.7 million. This compares to an operating income of $10.2 million and revenue of $171.5 million in 2002.

         In West Africa, which accounts for roughly half our offshore revenue, the market remains strong and the long-term forecast is good. Last week I was in Nigeria to formally introduce our joint venture company, Modant Seabulk Nigeria, to the local press, and we were well received. Modant Seabulk Nigeria operates five crewboats and is 60%-owned by Nigerian interests. It provides us good access to local contracts. We have a similar arrangement in Angola, where we have formed a joint venture company called Angobulk with private interests, which makes us eligible for contracts we otherwise might not be able to bid on.

         In the Middle East and Southeast Asia, which together account for about 25% of total offshore revenue, the outlook is also good. Most pundits are predicting increased E & P spending on the international front during 2004, and this should benefit the 75% of offshore revenue that we derive from outside the United States.

         As reported in our earnings announcement, in January we contracted for a new 10,000-hp terminal support vessel, for delivery next March, which will work in West Africa under a long-term charter to a major oil company.




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We will also take delivery later this year of the first of our two new
Brazilian UT-755L platform supply vessels. These moves reflect our confidence in the future of the worldwide offshore vessel market and in specific areas like West Africa, Brazil, India and Malaysia. In the Gulf of Mexico, we are deferring any newbuilding plans until we have a better sense of where that market is heading. By the way, I might point out that our U.S. Gulf operations today account for only about 13% of Seabulk's corporate revenue.

         Our second biggest business is Seabulk Tankers. We have a fleet of 10 Jones Act product carriers, which accounted for the bulk of our operating income in both the fourth quarter and the full year. Results in the fourth quarter would have been higher except for the drydockings of two vessels, the Seabulk Trader and the Seabulk Mariner. Half of the Company's tanker fleet was drydocked in 2003, which means fewer drydockings in 2004. We have actually scheduled three drydockings for this year, and this results in less downtime. The fourth quarter also saw the successful completion of extended negotiations with SeaRiver on one of our double hulls, which had previously been bareboat-chartered to them under a 10-year agreement. This vessel, the Seabulk Energy, recently completed her first transit to Israel under a new four-year agreement transporting jet fuel to the Israeli government.

         Tanker results in 2004 should benefit from the addition of two modern 47,000 DWT double hull product tankers, which we acquired from World-Wide Shipping at an attractive price. The first vessel is already trading for our account, and the second one will follow next week. The two vessels, named Seabulk Reliant and Seabulk Trust, represent our first move into the international product tanker arena, where I have a considerable



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experience from my previous career at Mobil Shipping. The new vessels are joining the Dorado products tanker pool at day rates currently in the low twenties, which will generate significant EBITDA and net income for us. Day rates in the Jones Act market are, of course, higher, but so are operating expenses. As most of you know, we have been talking for some time now about entering the foreign-flag market, and on one of my trips to Singapore we found a way to do this. Now that we've taken the plunge, we will be on the lookout for other opportunities to expand our tanker business internationally.

         Tanker revenue currently accounts for about 40% of total Company revenue versus about 50% for our offshore sector. I suspect this relationship will move closer to an even contribution from both segments as we move forward. The balance of our revenue - about 10% - comes from Seabulk Towing.

         Seabulk Towing's results in the fourth quarter of 2003 were well ahead of the year-earlier period, as they have been all year. This business, which include 26 modern tugs, is benefiting from higher vessel traffic as the pace of world trade has quickened in response to accelerated economic growth in the United States and some of its trading partners. We are also achieving higher utilization through improved employment by taking advantage of opportunistic offshore towing contracts and profitable bareboat charters. One of our large tractor tugs has just commenced a one-year bareboat charter with a major oil company in San Francisco.

         We had hoped to achieve a full-year profit in 2003 but fell short as a result of disappointing offshore results. We did, however, have a number of successes during the year and believe we are a stronger company going forward:




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     o    Chief among these was the successful offering in August of $150 million in senior notes, which allowed us to pay off a portion of our previous credit facility and gave us some much-needed flexibility in making vessel acquisitions and upgrading our fleet.

     o Our interest burden was reduced by more than $10 million in 2003 to approximately $34 million and is expected to be about $35 million in 2004 with the help of an interest rate swap which gave us an effective interest rate of around 6%. Obviously, additional investment in equipment could add some further interest charges.

     o We also added six new vessels to our offshore fleet in 2003, three of them in West Africa, and we have contracted to build three more. We disposed of 18 older vessels last year, most of them smaller crewboats.

Going forward in 2004, our goals are as follows:


     o For Seabulk Offshore, we will continue to modernize the fleet by building or acquiring sophisticated offshore vessels like the UT-755L, and mid-sized anchor-handlers. We're going to exit the small crewboat business, particularly in the Gulf of Mexico, and will increasingly focus on key growth areas outside the Gulf of Mexico like Angola, Brazil, Mexico, India and Southeast Asia. Our goal for this business is a fleet of approximately 75 high-margin vessels, generating more revenue and more EBITDA than the 117 vessels we currently operate. We see West Africa continuing to contribute about half of offshore revenues, with the Gulf of Mexico providing 25% and the balance coming from the rest of the world;




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     o    With respect to our tanker operations, we want to maintain our existing balance between long-term time charters and profitable contracts of affreightment. We have a strong intent to expand our tanker fleet both domestically and internationally to increase our earnings from that segment of our business. We are also pursuing the possible construction of one or two U.S.-flag vessels under the National Defense Tank Vessel Construction Program. With the proposed subsidies, it would be possible to competitively trade a U.S.-build and U.S. flagged tanker in the foreign market. There is a good possibility that some of our Jones Act double hull tankers may eventually be utilized as shuttle tankers in the Gulf of Mexico. The Coast Guard has ruled that only U.S. Jones Act tankers may engage in that trade when it materializes. On the foreign side, we want to build up our presence in the international tanker business to take advantage of our in-house expertise and expanding product imports into the United States;

     o For Seabulk Towing, our goals are to maximize the utilization of the fleet through outcharter opportunities, including offshore towing jobs. We are constantly looking for opportunities in both new markets, such as the Bahamas and Caribbean, and in existing markets such as Lake Charles, where growing LNG imports will provide increased employment opportunities for our equipment;

     o On the corporate level, our efforts are focused on controlling costs, achieving a full-year profit, and expanding the business.





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     That's our program for the year ahead, and I will now turn the proceedings over to Vince, who will review the numbers with you.

     3. FINANCIAL OVERVIEW (VJD)

Thank you, Gerhard.

During my review of the 2003 performance I would like to begin by reviewing our quarterly performance for Q4/03 vs. Q4/02 then move to year to year comparison and some key points.

Quarter

     o For the quarter ended 2003 Seabulk reported a loss of $7.3 million or $ .32 per share. Included in the loss was an impairment loss for two vessels of $1.2 million and increased reserves for self insured deductibles.

     o For the fourth quarter ended 2002 the Company reported a net loss of $1.6 million or $ .07 per share.

     o Revenue of the quarter ended 2003 was $79.7 million compared to $78.8 million in the 2002 quarter.

     o Operating income in Q4 2003 was $1.0 million versus $5.6 million in the quarter ended 2002.

     o    Expenses in the quarter were up as a result of

                  o     Crewing expenses            $1.7 million
                  o     Charter hire                $1.2 million
                  o     Maintenance & repair        $1.8 million
                  o     Insurance                   $1.7 million



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Year Ended

     o For the year ended 2003 the Company had a net loss of $5.0 million or $.21 per share.

     o For the year ended 2002 the Company had a net loss of $38.9 million or a loss of $2.72 per share.

     o Included in the 2003 results were charges of $1.7 million for the early extinguishment of debt.

     o    Revenue for 2003 was $316.6 million

     o    Revenue for 2002 was $324 million

     o Included in the year end 2002 results were charges of $27.8 related to the Company recapitalization in September 2002.

Operating income for year ended 2003 was $33.7 million compared to $37.8 million in 2002. The greatest impact in performance between 2003 and 2002 were the reduction in revenue in the offshore division from $171.5 million to $160.7 million. Our results of operations have been adversely affected by the continued slowdown in natural gas and crude oil activity in the U.S. Gulf. While international demand remains high, rate competition has intensified.



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Year Ended December 31
                           2003             2002              2001
                        --------         --------          --------

Domestic                $ 41,770          $ 47,490          $ 83,686
West Africa               79,680            84,576            69,305
Middle East               24,650            23,683            22,450
Southeast Asia            14,616            15,730            15,737
                        --------          --------          --------
TOTAL                   $160,716          $171,479          $191,178


     o The reduction in offshore was partially offset by increase in towing revenue from $31.4 million to $37.2 million in 2003.

     o Income from operations from offshore energy support decreased from $10.2 million in 2002 to $990,000 in 2003.

     o Income from towing operations increased from $4.8 million to $7.6 million in 2003.

     o Tanker operations Marine Transportation remained relatively constant. 7 of our vessels are on time charter, 3 vessels are employed on COA's with 50-70% East and West Coast volumes filled out.

     o For 2003 the Company's lightships (double hull tankers) declared a dividend of $3.8 million down from $4.3 million in 2002 due to a 2003 drydock originally planned for 2004.



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Capital Expenditures

Capital Expenditures for 2003 were $62.2 million compared to $27.1 million in 2002.
                    2003          2002
                  -------        -------
Offshore          $  47.7        $  19.5
Tankers              11.2            6.3
Towing                3.2            1.3
                  -------        -------
                  $  62.2        $  27.1

     o In our offshore division, of the $47.7 million $28 million was for new vessel construction or acquisition.

The Company Dry docked

Year                       2003                2002                 2001
                           ----                ----                 ----
Vessels                     64                  54                   66

     o    New Building program

                  2 Vessels Brazil
                  1 vessel Labroy 2004

     o Net cash provided by operating activities $69.9 million for 2003 compared to $61.1 million in 2002. The increase in cash resulted from lower costs associated with retirement of debt.

     o    Prepaid $11 million in Marad debt on 3 towing units.





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     o    Sale of vessels 2003 - 21 vessels

                  12 small crew boats

                  3 tugs

                  6 other

                  Sale price $8.9 million

                  Gain on Sale $1.45 million

     o    New Credit Facility with an $80 million revolver

     o   Bond Offering $150 million with 10 year swap

     o   Refinancing Offshore vessels

     o   Change of P&I and H&M carriers

                  Steamship Mutual                  West of England
                  CAN / MOAC                         Zurich

     o    Economies implemented in world wide operations





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